Exhibit 10.6

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of February 11, 2022 (“Effective Date”), is by and between by and between Quoin Pharmaceuticals, Ltd., a Delaware corporation located at 42127 Pleasant Forest Court, Ashburn, VA 20148 (“Quoin”) and Neopharm, a company incorporated under the laws of the State of Israel located at Neopharm Building, 6 Hashiloach St., Petach-Tikva 4951439, Israel (“Licensee”). Quoin and Licensee are sometimes referred to herein individually as a “Party,” and together as the “Parties.”

WITNESSETH:

WHEREAS, Quoin and Licensee are parties to that certain License and Distribution Agreement, dated February 11 2022 (“License Agreement”), pursuant to which Quoin granted to Licensee an exclusive license under the Product Technology for Licensee to obtain the Regulatory Approvals and Exploit the Product in the Territory, subject to the terms of the License Agreement;

WHEREAS, Section 4.4 of the License Agreement provides that the Parties shall enter into a commercial supply agreement pursuant to which Quoin will manufacture and supply, or have manufactured and supplied, to Licensee the Product for sale in the Territory; and

WHEREAS, the Parties now desire to enter into this Supply Agreement to establish the terms and conditions under which Quoin will have the Product manufactured and supplied to Licensee for sale in the Territory.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1   Definitions. Capitalized terms used in this Agreement have the meanings specified in Schedule 1 to this Agreement. As used herein the words “including” or “includes” shall be deemed to mean “including, without limitation,” or “includes, without limitation.”

Article II

MANUFACTURE AND SALE OF PRODUCT

Section 2.1     Engagement. During the Term and upon the terms and subject to the conditions set forth herein, Quoin agrees that it will manufacture and supply the Product to Licensee, and, in turn, Licensee agrees that it will exclusively purchase one hundred percent (100%) of the Licensee’s requirements of the Product from Quoin for commercialization solely within the Territory. Quoin shall have the right to subcontract its obligations under this Agreement to a third party (it being agreed that, wherever Quoin makes a commitment under this Agreement with respect to the manufacture and supply of Product, such obligation shall be deemed satisfied if performed by such subcontractor) without derogating, in any manner, from Quoin's obligations pursuant to this Agreement.

Section 2.2     Sale and Distribution. The Licensee will sell the Product only in the Territory and will not directly or indirectly sell or otherwise distribute the Product outside of the Territory.

Section 2.3     Packaging and Labeling. The Licensee will be responsible for ensuring the accuracy of all information contained in the labels or labeling for Product and the compliance of all such labels and labeling with applicable Law and the Regulatory Approvals. Licensee will approve all artwork and labeling information necessary for the packaging and labeling of the Product. Quoin will, or will cause its contractors to, supply all packaging and labels for Product under this Agreement. Such packaging and labels will be in accordance with the Specifications. Quoin will make any changes to labeling and packaging Specifications required in writing by the Licensee, at the Licensee’s sole cost and expense (including the cost of any obsolete labeling inventory), within a reasonable timeframe to be agreed upon in writing by both Parties. The Licensee will be responsible for submitting any such changes to all applicable Governmental Authorities for approval. Without derogating from Quoin's obligations pursuant to this Agreement, at Licensee's request, the Licensee shall be entitled to re-label/re-pack the Products in the Territory, as needed to meet and comply with applicable Laws in the Territory, in coordination and pre-agreement with Quoin.

Section 2.4      Facility Maintenance; Inspection; Reports.

(a)     Quoin shall, at all times, maintain and operate, or cause its contractors to maintain and operate, all facilities where Product is manufactured, packaged, tested, stored, warehoused or shipped in compliance with cGMP. Not more than once every twelve (12) months, Quoin shall permit, or cause its contractors to permit, quality assurance representatives of the Licensee or designated third parties (subject to appropriate confidentiality obligations) to inspect such facilities, operations, documents, and records directly related to the handling, manufacture, testing, inspection, packaging, storage, disposal and transportation of the Product by Quoin or the applicable contractor upon reasonable notice (which shall not be less than ten (10) days), during normal business hours and on a confidential basis. Quoin shall also permit, and cause its contractors to permit, representatives of the applicable Governmental Authority to inspect such facilities as requested by such Governmental Authority.

(b)     Quoin shall maintain adequate and accurate records consistent with the applicable Specifications, including records covering quality control testing and release of the Product and all other manufacturing services provided hereunder in compliance with cGMP.

(c)     Quoin shall notify Licensee as soon as reasonably practicable and in any event within five (5) business days following receipt of notice of any Governmental Authority inspection of the manufacturing facility if such inspection pertains to the Product or impacts on the manufacture of the Product.

(d)     Quoin shall immediately inform Licensee of any quality or safety issue impacting the sales of the supplied Product, and of any regulatory action taken concerning the sales of the Product.

Section 2.5      Adverse Events. Prior to the launch of Product the Parties shall each assign a representative to negotiate in good faith and agree on a process and procedure for sharing adverse event information which shall be documented in a safety data exchange (SDEA) agreement which the Parties shall use commercially reasonable efforts to agree upon and execute prior to commercialization of the Product.

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Article III

FORECASTS, ORDERS AND SHIPMENT

Section 3.1               Forecasts. In order to assist in the planning of production runs for the Product, the Licensee will, at least one hundred and eighty (180) days prior to the commercial Launch of the Product in the Territory, provide Quoin with a non-binding written forecast of estimated quantities of Product that the Licensee anticipates ordering from Quoin during the next eighteen (18) month period (the “Forecast”). This initial Forecast will be updated at least five (5) business days before the first day of the following calendar quarter after the date hereof and each successive calendar quarter and each such updated Forecast will be promptly delivered to Quoin by the Licensee. The first three (3) months of each such Forecast (the “Firm Order Period”) shall be binding on Licensee. The remaining fifteen (15) months of each such forecast shall be non-binding estimates for planning purposes. No Forecast shall be required for any period of time that extends beyond the Term (as in effect at the time of such Forecast). If and to the extent that is commercially viable to order a full batch (considering the level of demand in the Territory), the Licensee will forecast in amounts comprising full batch and in multiples of batch quantities, as such quantities are set forth on Schedule 6.1. Each Forecast will be made by the Licensee in good faith, taking into account reasonable projections of demand for the Product including, without limitation, allowing for reasonable safety stock of finished Product.

Section 3.2               Orders.

(a)      The Licensee will place firm purchase orders (“Firm Orders”) for Product in writing for delivery at least ninety (90) days after the Purchase Order Date. A Firm Order shall only be deemed binding on Quoin upon acceptance in writing by Quoin provided that Quoin shall accept or reject each Firm Order in writing within seven (7) Business Days after Quoin’s receipt of each valid order which shall require that such order meets the requirements specified below. Each Firm Order will specify the quantity and description of each Product ordered, the requested delivery date (which delivery dates will not be on a Saturday, Sunday or holiday), the delivery address, the transportation method and carrier and any special instructions requested; provided that no Firm Order shall include a quantity of a Product that is greater than 125% of the quantity of such Product set forth in the Firm Order Period of the most recent Forecast delivered to Quoin by the Licensee, unless otherwise agreed by the Parties in writing. If and to the extent that is commercially viable to order a full batch (considering the level of demand in the Territory), the minimum size of any order placed by the Licensee will be a full batch (or multiples of a full batch) in accordance with Schedule 6.1 hereto, otherwise, Licensee shall be entitled to order partial batches and pay Quoin its direct out of pocket expenses or fees that are required for split batches. The Product set forth in Firm Orders will be delivered to such location as the Licensee designates in writing to Quoin from time to time. The date an order will be deemed placed (the “Purchase Order Date”) will be the date that Quoin actually receives the purchase order form. The Licensee will be fully responsible for any changes to a Firm Order, unless Quoin initiates such changes. Orders will be deemed accepted by Quoin unless Quoin provides notification of rejection to the Licensee within seven (7) Business Days of receipt of the Firm Order.

(b)      Quoin will use its commercially reasonable efforts to supply the Product in accordance with each Firm Order placed pursuant to the terms of this Agreement by the Licensee to the extent accepted by Quoin including the quantities and delivery dates in each Firm Order. Each Firm Order will set forth a delivery date, not less than ninety (90) days after the date of such order.

(c)  In the event that at any time Quoin foresees that it will be unable to supply to Licensee (or its nominee) in whole or in part an ordered or forecasted quantity of Product by the delivery date for any reason, including a Force Majeure event, Quoin shall notify Licensee of such inability as soon as possible, the reasons therefor and the date such inability is expected to end, the quantities of Product available during such period and the proposed amount of the raw materials and/or resources prioritized to Licensee in the event such inability is caused by a shortage of raw materials and/or resources required for the Manufacture of Product. Quoin will not (a) unreasonably refuse an order from Licensee and (b) in the event of a shortfall in Quoin's ability to supply the Products, it shall use its good faith best efforts to provide Licensee with as much quantity of the Products as possible, and in no event shall Quoin single Licensee out as the only party to whom a shortfall is applicable and will not disproportionally treat Licensee in respect to the supply of Products as to any other Quoin distributor or customer.

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(d)      Quoin shall deliver the Product to Licensee with at least 75% (seventy five percent) of remaining shelf life at the shipment date in accordance with Section 3.2(b), but in any event no less than eighteen (18) months shelf life on such date.

(e)      The terms of this Agreement shall prevail over any conflicting, inconsistent or additional terms set forth in any Firm Order, invoice, or acceptance form.

Section 3.3               Delivery.

(a)      All Product shipped under this Agreement will be shipped EX WORKS (INCOTERMS 2020), the facility where the Product is manufactured. Quoin shall provide Licensee with advance notice of shipment date to Licensee's satisfaction and the Licensee shall make necessary arrangements to pick up the shipment and will pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Product purchased by the Licensee following its delivery to Licensee in accordance with the delivery terms. Title and risk of loss and damages to Product purchased by the Licensee will pass to the Licensee according to INCOTERMS above.. In the event of damage or loss to the Product after delivery, the Licensee will be responsible to file claims with the carrier. Quoin shall notify Licensee of the following information concurrently with each shipment of Product: (i) date of shipment, (ii) quantity and type of Product shipped, and (iii) order number or other identifying information.

(b)      Quoin shall perform quality assurance testing with respect to the Product sold hereunder, including stability testing, so that the Product conforms with the Specifications. Quoin shall provide Licensee with a Certificate of Analysis (“COA”) and a Certificate of Compliance (“COC”) confirming that the Product in such shipment has been tested in accordance with the Regulatory Approval and meets the Specifications via facsimile transmission. Any deviations and investigations related to such Product shall be completed in compliance with applicable Regulatory Approval and the Quality Agreement (as defined in Section 5.5 hereof).

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1               Representations and Warranties of Quoin. Quoin hereby represents and warrants to the Licensee as follows:

(a)      Product Compliance. All Product delivered pursuant to this Agreement by Quoin (or any sub-contractor thereof) to the Licensee or its designee during the Term will be manufactured in accordance with GMP and will at shipment be in compliance with this Agreement, the Specifications and the Quality Agreement and if handled and stored in accordance with Quoin's written instructions will be in compliance with the Specifications for the shelf-life of the Product. At the time Quoin makes each shipment of Product available for pick-up by Licensee (or Licensee’s carrier), the Product shall be free of any lien or other encumbrance.

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(b)      Authorization. This Agreement has been duly executed and delivered by Quoin and, assuming due execution and delivery by the Licensee, constitutes a valid and binding obligation, enforceable against Quoin in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Quoin and its respective officers and directors.

(c)      Absence of Conflicts. The execution, delivery and performance of this Agreement by Quoin does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any of its organizational documents and does not conflict with or violate any applicable Law or court order or decree.

(d)      Organization and Standing. Quoin is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.

(e)      Power and Authority. Quoin has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(f)       Compliance With Law. Quoin has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required in order for Quoin to execute and deliver this Agreement and to perform its obligations hereunder.

(g)      No Debarment. Quoin is not debarred and has not and will not use in any capacity the services of any person debarred under subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Quoin shall promptly notify Licensee of such fact.

Section 4.2    Representations and Warranties of the Licensee. The Licensee hereby represents and warrants to Quoin as follows:

(a)      Authorization. This Agreement has been duly executed and delivered by the Licensee and, assuming due execution and delivery by Quoin, constitutes a valid and binding obligation, enforceable against the Licensee in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Licensee and its respective officers and directors.

(b)      Absence of Conflicts. The execution, delivery and performance of this Supply Agreement by the Licensee does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any organizational documents of the Licensee and does not conflict with or violate any applicable Law or court order or decree.

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(c)      Organization and Standing. The Licensee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Israel.

(d)      Power and Authority. The Licensee has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(e)      Product Compliance in the Territory. Licensee shall perform its rights and obligations pursuant to this Agreement in accordance with all Laws applicable to the manufacture, import, sale, use, storage and commercialization of the Product in the Territory.

Section 4.3   Disclaimer. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY WARRANTIES AND NO OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WILL APPLY. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article V

QUALITY ASSURANCE

Section 5.1    Quoin’s Covenants. Quoin hereby covenants during the Term that it will:

(a)      manufacture, fill, package, test, handle, store, warehouse, supply and ship the Product in conformity with this Agreement, Quality Agreement (subject to Section 5.5 of this Agreement) and the Specifications;

(b)      promptly (but in any event no later than five (5) Business Days after becoming aware) inform Licensee of any adverse events related to the Product and any inspections, communications, or material issues raised by the FDA, or any other relevant Governmental Authority, in connection with the Manufacturing of the Product, and shall provide Licensee with copies of any correspondence (including emails) relating thereto;

(c)      obtain and maintain all permits reasonably necessary to manufacture and supply Product in accordance with this Agreement; and

(d)      if Quoin becomes aware of any Product supplied to Licensee hereunder that have not been manufactured in accordance with the Specifications, promptly inform Licensee in writing

(e)      Provide Licensee with all required available information and materials necessary for obtaining and maintaining the Regulatory Approvals in the Territory, including but not limited to variations and renewals.

Section 5.2   The Licensee’s Covenants. The Licensee hereby covenants during the Term that it will:

(a)      hold, store, handle, ship, deliver, distribute, offer for sale, and/or sell the Product in accordance with applicable Law and the terms of the License Agreement, and in compliance with the Specifications;

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(b)     except as set forth herein or in the Quality Agreement between the Parties, upon delivery of the Product to the Licensee, the Licensee will be solely responsible for compliance with all quality control testing and other testing requirements set forth in this Agreement and, further, all applicable Law with respect to the manufacture, import, sale, use, storage and commercialization of the Product in the Territory;

(c)      where appropriate maintain the Regulatory Approvals for the Product in full force and effect throughout the Term.

Section 5.3   Rejection of Delivered Product. Within thirty (30) days of receipt of any shipment of Product and applicable COA and COC by the Licensee at its applicable warehouse, the Licensee will inspect the Product, COA and COC and advise Quoin of any defect, or missing information, revealed from such inspection whereby the Product does not conform to the Specifications. Any Product not refused within thirty (30) days will be deemed accepted. If the Licensee wishes to refuse acceptance, the Licensee will, within such 30-day period, provide written notice to Quoin of its refusal to accept the defective Product and the reason(s) therefor. In the event a hidden defect (i.e., one which could not have been reasonably identified during the initial 30-day Licensee inspection period) is discovered at a later date whereby the Product does not conform to the Specifications, the Licensee shall inform Quoin within fifteen (15) days after Licensee becomes aware of the alleged hidden defect. In the event that the Licensee refuses acceptance or rejects the Product due to a hidden defect, Quoin, upon confirmation of the reasons for refusal or rejection of the Product, will replace within ninety (90) days or as soon as reasonably practicable the defective Product at Quoin’s sole cost and expense (including the cost of shipping) or refund the Transfer Price and reimburse the shipping expense, at the Licensee’s option. If Quoin and the Licensee do not agree on the refusal or rejection of Product, then either Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory will be final and binding upon the Parties. The cost of any such review by a laboratory shall be borne by the Licensee if it is determined that the Product conforms to the Specifications, and by Quoin if determined that it does not. Except as set out in this Section 5.3 and Section 10.1, Quoin shall have no liability to Licensee for any defect for which it has not received notice from the Licensee as specified herein.

Section 5.4   Recall. Licensee, in consultation with Quoin, shall have the exclusive right to institute a recall and shall be responsible for managing the recall and communications with customers and Governmental Authorities. The Parties shall cooperate with each other in connection with any such efforts. In the event that any Product is quarantined or recalled by Licensee, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any reasonable and documented expenses, including any out-of-pocket administrative costs and reasonable and documented fees of any experts or attorneys that may be utilized by either Party, government fines or penalties, related to such recall, quarantine or stop-sale, will be borne by the Licensee unless it is determined that the reason for the quarantine, recall or stop-sale action is solely the result of the failure by Quoin to manufacture and supply (or have manufactured and supplied) Product that meets the Specifications therefor under this Agreement, and in such case such expenses will be the responsibility of Quoin. If the Parties do not mutually agree on which Party is responsible for the recall or other field action, the responsibility for the recall or field action shall be determined by a mutually acceptable independent qualified third party whose fees shall be shared equally by the Parties.

Section 5.5   Quality Procedures. Quoin and Licensee shall comply with the terms of the quality requirements set forth in a quality agreement to be negotiated in good faith by the Parties and entered into by the Parties as soon as practicable after the date hereof (the “Quality Agreement”) with respect to the manufacture of the Product. To the extent that any inconsistencies or conflicts exist between the Quality Agreement and this Agreement with regard to quality requirements and compliance with applicable Law, the provisions of the Quality Agreement shall prevail. In all other matters the provisions of this Agreement shall prevail.

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Section 5.6    Manufacturing Changes.

(a)      Licensee may unilaterally and in its sole discretion make one or more Required Manufacturing Changes by giving written notice thereof to Quoin, whereupon the Parties shall cooperate in implementing such Required Manufacturing Changes as promptly as reasonably practicable. Licensee may request one or more Discretionary Manufacturing Changes by giving at least ninety (90) days written notice thereof to Quoin, whereupon if Quoin accepts the requested Discretionary Manufacturing Changes (such acceptance not to be unreasonably withheld or delayed), the Parties shall cooperate in implementing such Discretionary Manufacturing Changes as promptly as reasonably practicable. Quoin shall promptly provide to Licensee Quoin’s good faith and detailed estimate of the actual and reasonable costs that will be incurred by Quoin resulting directly from any such Required or Discretionary Manufacturing Changes, including the cost of any obsolete inventory resulting from the changes. All such reasonable and documented costs shall be borne by Licensee.

(b)      Quoin shall not in any respect amend, modify or supplement the Specifications or the manufacturing process or any materials or sources of materials used in connection with manufacturing the Product without the prior written consent of Licensee. Quoin may request or recommend one or more Discretionary Manufacturing Changes by giving at least ninety (90) days written notice thereof to Licensee and shall provide Licensee with appropriate documentation relating to any such changes to the Specifications or manufacturing process. If Licensee approves any such Discretionary Manufacturing Change, Quoin may implement such change in accordance with the specifications provided by Quoin to Licensee. If such a Change requires regulatory approval, Quoin shall provide all necessary documents, information and materials needed for such an approval. The Licensee shall promptly provide to Quoin Licensee’s good faith and detailed estimate of the actual and reasonable costs that will be incurred by Licensee resulting directly from any such Discretionary Manufacturing Changes, including the cost of any obsolete inventory resulting from the changes. All costs arising out of any Discretionary Manufacturing Changes requested by Quoin, including Licensee's reasonable and documented costs, shall be borne by Quoin.

Article VI

PRICE AND PAYMENTS

Section 6.1  Prices. The price payable by the Licensee for Product will be the price set forth on Schedule 6.1 and will be adjusted pursuant to Section 6.3 (the “Transfer Price”). The price for the Product set forth on Schedule 6.1 shall be equal to the Manufacturing Costs of Quoin. The method for calculation of the Transfer Price set forth in this Section 6.1 shall be valid for the Term.

Section 6.2  Certain additional costs such as stability costs, scale-up expenses, and additional analytical or testing expenses that may be specifically incurred at the request of Licensee that are required only for Product manufactured for the Territory (i.e. and not for additional markets outside of the Territory) will be charged at actual cost to the Licensee. Quoin will provide prior information to the Licensee before incurring any such costs and/or expenses. A separate invoice will be issued to Licensee for such costs and/or expenses.

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Section 6.3   Adjustment. Quoin shall be permitted, on an annual basis and with prior advance written notification to Licensee of at least ninety (90) days, to increase the Transfer Price of Product to the extent of any documented actual increase in the Manufacturing Costs. Quoin shall share with Licensee all such documented increases in the Manufacturing Costs no later than the time that it provides its advance written notice.

Section 6.4    Invoices. Quoin will send all invoices in respect of any Product to a single address specified in writing by the Licensee to Quoin following the date that such Product subject to any Firm Order shall have been made available to the Licensee under Section 3.3(a). Payments for Product sold hereunder will be made by the Licensee to Quoin within ninety (90) days after the date of the invoice by electronic funds transmission in United States dollars as specified in any invoice, without any offset or deduction of any nature whatsoever. All payments will be made to such account as Quoin will have specified in writing to the Licensee with written confirmation of payment sent by email or facsimile to such address as Quoin will have specified in writing to the Licensee. Licensee shall advise Quoin within ten (10) business days of any disputed invoice. If the Licensee fails to pay any undisputed invoiced amount when due and fails to rectify this within five (5) days of the receipt of a written reminder notice, a service charge will be imposed by Quoin equal to the lesser of one percent (1%) per month or the highest rate permitted by law of the outstanding amount for each month or portion thereof that such undisputed amount is overdue.

Section 6.5    Taxes, etc. The Licensee will bear solely the cost of any taxes, levies, duties or fees of any kind, nature or description whatsoever applicable to the sale of Product sold by Quoin to the Licensee, excluding any income tax imposed on Quoin's income (“Licensee Taxes”), and if Quoin is required to pay such amounts to the applicable authorities then the Licensee will forthwith pay to Quoin all such sums upon demand. Quoin and Licensee shall cooperate with each other and use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any such Licensee Taxes.

Section 6.6    Separate Sale. Each shipment of Product to the Licensee will constitute a separate sale, obligating the Licensee to pay therefor, whether said shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith, provided however that unless otherwise agreed by the Parties, Quoin shall bear any incremental costs and expenses incurred by Licensee due to the partial fulfillment of any Firm Order that is not rejected by Quoin pursuant to Section 3.2 above.

Section 6.7    Deductions. Except as otherwise required by applicable law, the Licensee agrees not to make any deductions of any kind from any payments becoming due to Quoin unless the Licensee will have received prior written authorization from Quoin authorizing such deduction.

Article VII

TERM AND TERMINATION

Section 7.1    Term. The provisions of this Agreement will commence on the date hereof and will expire on the expiration or the termination of the License Agreement in accordance with the termination provisions contained therein, unless earlier terminated in accordance with this Article VII (the “Term”).

Section 7.2     Termination. Each Party as applicable, will have the right to terminate this Agreement with immediate effect (except as otherwise stated below) upon written notice to the other Party upon the occurrence of the following:

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(a)      the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency Law;

(b)      the other Party fails to cure any non-compliance with any of the terms and conditions hereof within the time period specified in any prior written notice (which will be at least sixty (60) days) delivered to the non-compliant Party by another Party; provided; however, that Quoin shall be permitted to terminate immediately upon delivery of written notice to Licensee in the event that Licensee has failed at least two (2) times in any twelve (12) month period to pay to Quoin any amount invoiced hereunder when such amount is due, other than where such failure is due to a good faith dispute over the amount owed;

(c)      The termination of the License Agreement in accordance with the termination provisions contained therein.

Section 7.3    Effects of Termination.

If this Agreement is terminated by Quoin pursuant to Section 7.2:

(a)      The Licensee acknowledges and agrees that Quoin will be entitled to cancel any Firm Order accepted prior to the date of termination, and will not be obligated to supply any Product ordered by the Licensee pursuant to such Firm Order, with respect to any Product to be delivered after the effective date of the termination. In addition, Quoin may at its election deliver in accordance with the shipping terms of this Agreement all quantities of packaging materials, in Quoin’s or its Affiliates’ possession, and to the extent such packaging materials have not already been paid for by Licensee and are not reasonably allocable to or usable for other activities being carried out by Quoin or its Affiliates, then the Licensee shall purchase them from Quoin at Quoin’s actual cost, which amount shall be payable no later than thirty (30) days after receipt thereof by the Licensee.

(b)      Subject to Section 7.3(a) hereof, termination or expiration of this Agreement for any reason will not relieve the Parties of any obligation accruing prior to such termination or expiration (including in respect of any Firm Orders). The rights and obligations of the Parties under Sections 5.3, 5.4, 5.5, 7.3, Article IX, Article X, and Article XI of this Agreement will survive the expiration or termination of this Agreement.

Article VIII

FORCE MAJEURE

Section 8.1   Force Majeure. Neither Party will be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than the payment of money) when such failure or delay will be caused (directly or indirectly) by a circumstance beyond the reasonable control of the affected Party, including, without limitation, fire; flood; accident; explosion; terrorism, sabotage; strike, or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions of any Governmental Authority, except where such acts, restraints, requisitions, regulations or directions are the result of a Party’s violation of applicable Law; shortage of labor, fuel, or power; any failure of a third party supplier of the Product or raw materials to deliver timely; inability to obtain or delays of transportation facilities; any act of God; any act of the other Party or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of such Party (each a “Force Majeure”). Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use commercially reasonable efforts to mitigate such contingency and re-commence its performance of such obligation as soon as commercially practicable. Neither Party shall suffer penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure. If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of one hundred and eighty (180) days from the first occurrence of the event of Force Majeure, the other Party may terminate this Agreement by providing written notice to that effect to the non-performing Party. In the event of such termination, the provisions contained in Section 7.3 shall apply.

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Article IX

CONFIDENTIALITY

Section 9.1   Non-disclosure and Non-use Obligation. Each Party or its Affiliates or contractors may, from time to time, prior to or after the date hereof, disclose to the other Party information of a technical or non-technical nature that is not generally known to the trade or public. Each Party agrees that it will not, and will cause its Affiliates, and will use reasonable best efforts to cause its contractors, not to, use for any purpose other than as necessary to perform its obligations under this Agreement, and will not disclose to anyone in any manner whatsoever, any such information including, without limitation, information relating in any way to the products, processes, and services of each Party or its Affiliates or contractors, which becomes known to the other Party on or prior to the date of the termination or expiration of this Agreement. The obligations of this Section 9.1 will not apply to information (i) that is known to a Party as shown by written records prior to its disclosure by the disclosing Party or its contractors; (ii) that becomes public information or is generally available to the public other than by an unauthorized act or omission of the other Party; or (iii) that is received by a Party from third parties who are in rightful possession of such information and who are lawfully entitled to disclose such information and such third party did not receive such information from the other Party. This Agreement shall not be deemed to restrict the receiving Party from complying with a lawfully issued governmental order or any other requirement of applicable Law to produce or disclose confidential information of the other Party; provided that the receiving Party shall have complied with the requirements of this Section 9.1. With respect to any such governmental order or requirement of applicable Law, the receiving Party, if legally permitted in the circumstances, shall promptly notify the disclosing Party of such order so that the disclosing Party may seek to quash such order or to obtain an appropriate protective order requiring that the confidential information that is the subject of such order or requirement of applicable Law be held in confidence or, if disclosed, be used only for the purposes for which such order was issued or such requirement of applicable Law covers. The receiving Party shall reasonably cooperate with the disclosing Party in any such proceeding. With respect to any such order that is not quashed or any other requirement of applicable Law to disclose confidential information of the disclosing Party, the receiving Party shall furnish only that portion of such confidential information that the receiving Party is advised by counsel is legally required to be disclosed and the receiving Party shall, at the disclosing Party’s written request and cost, exercise its reasonable efforts, in its sole discretion, to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the confidential information so disclosed. The receiving Party’s obligations shall be qualified to the extent it is reasonably able to comply with the terms of this Section 9.1 depending upon the order or other legal requirement and the timing within which the receiving Party is obligated to comply therewith.

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Article X

INDEMNIFICATION

Section 10.1  By Quoin. From and after the Effective Date, subject to Section 10.5(a) hereof, Quoin will indemnify, defend and hold harmless, and pay and reimburse, the Licensee, its Affiliates and their respective officers, directors, employees, agents, advisors, and shareholders from and against any and all liabilities, losses, claims, damages, costs, and expenses (including reasonable attorneys’ fees) (“Losses”) resulting from or relating to any claim by a Third Party resulting from or arising out of: (i) Quoin’s or its contractors’ or Affiliate’s negligence or willful misconduct; (ii) any breach by Quoin of any of its representations and warranties, covenants, agreements or obligations contained in this Agreement; or (iii) product liability as the manufacturer of the Product pursuant to applicable Law; all except and to the extent that Licensee is required to indemnify Quoin for such Losses pursuant to Section 10.2 below, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

Section 10.2  By the Licensee. From and after the Effective Date, subject to Section 10.5(a) hereof, the Licensee will indemnify, defend and hold harmless, and pay and reimburse, Quoin and its Affiliates and their respective officers, directors, employees, agents, advisors and shareholders from and against any and all Losses resulting from or relating to any claim by a Third Party resulting from or arising out of: (i) the Licensee’s negligence or willful misconduct; (ii) breach of any of its representations and warranties, covenants, agreements or obligations contained in this Agreement; or (iii) product liability as the distributor of the Product pursuant to applicable Law; all except and to the extent that Quoin is required to indemnify Licensee for such Losses pursuant to Section 10.1 above, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

Section 10.3   Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Quoin or Licensee, as the case may be (the “Indemnitee”) is entitled to indemnification from the other Party (the “Indemnitor”) under this Article X:

(a)      Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

(b)      If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

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(c)      All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

Section 10.4  Insurance.

(a)      At all times from the Effective Date through that date which is three (3) years after the termination or expiration of this Agreement Quoin will maintain general liability insurance in the amount of not less than USD $5,000,000 per occurrence and USD $5,000,000 in aggregate and product liability insurance, in insurance liability amounts of no less than USD $5,000,000 per occurrence and USD $5,000,000 in the aggregate limit of liability per year. Quoin shall add the Licensee as an additional insured in its product liability policy and provide written proof of such insurance to the Licensee upon request. Furthermore, Quoin’s insurance will be extended to cover the Licensee as an additional insured under "Vendor" Extension and will also contain an express condition according to which the policy will take precedence to any other insurance effected by the Licensee and that the insurer waives any demand and/or claim for participation from the Licensee 's insurance.

(b)      At all times from the Effective Date through that date which is three (3) years after the termination or expiration of this Agreement, the Licensee will maintain a combined Product Liability and professional liability Insurance Policy with territorial limits and jurisdiction covering the Licensee’s legal liability in respect of any loss or damage caused because of and/or in connection with the Products up to a limit of liability of USD $2,000,000 per event and in the aggregate period of insurance.

Section 10.5  Limitations.

(a)      In no event shall either Party be liable by reason of any breach of any representation, warranty, condition or other term of this Agreement or any duty of common law, for any consequential, special, indirect or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and each Party agrees that it shall not make any such claim; provided, however, that the foregoing does not limit any of the obligations or liability of either Party or its Affiliates or contractors under Sections 10.1 and 10.2 with respect to claims of unrelated third parties, or liability arising from fraud or willful misconduct of a Party or its Affiliates or contractors, or liability arising from the termination of this Agreement not in accordance with the terms thereof.

(b)      Notwithstanding any other provision of this Agreement, nothing in this Agreement excludes or limits the liability of either Party for: (i) death, bodily injury and/ or physical property damage caused by its negligence, or for fraud; or (ii) to the extent that applicable Law precludes or prohibits such exclusion or limitation.

Article XI

MISCELLANEOUS

Section 11.1  Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party ; provided, however either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or to a successor of the assigning Party by reason of merger, sale of all or substantially all of its assets or the portion of its business which relates to a Product, or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either Party of its responsibility for the performance of any obligation. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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Section 11.2  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by any Law or public policy, the remaining provisions of this Agreement will nevertheless remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate reasonably and in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.3 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier, or email, with automatic confirmation by the transmitting telecopier machine showing the proper number of pages were transmitted without error, or email confirmation of receipt if sent by email (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery or (d) ten (10) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

(a)  if to the Licensee, to:

With a copy (which shall not constitute notice) to:

Neopharm (Israel) 1996 Ltd.

Neopharm Building,

6 Hashiloach Street, Petach Tikva,

Israel 4917001.

Telefacsimile Number: 972 3 926 4267

With a copy (which shall not constitute notice) to:

legaldept@Neopharmgroup.com

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(b)  if to Quoin, to:

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square, 130 N 18th St.

Philadelphia, PA 19103-6998

Attention: Peter I Tsoflias, Esq.

Facsimile: 202.379.9021

Email: PTsoflias@blankrome.com

It is understood and agreed that this Section 11.3 is not intended to govern the ordinary course business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement, including the placement of orders and the delivery of Forecasts.

Section 11.4     Applicable Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 11.5    Arbitration. If a matter cannot be resolved by the Parties, any said dispute shall be submitted to binding arbitration for final decision, and only through binding arbitration. Any such arbitration shall be held in [New York, New York], in the English language in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), except where those rules conflict with this Section 11.5, in which case this Section 11.5 controls. Unless otherwise agreed by the Parties, the tribunal shall be comprised of three (3) arbitrators; each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator. The arbitrators shall decide the merits of any dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. Judgment upon the award rendered by the arbitrators may be entered or enforced in any court having jurisdiction thereof. The decision of the arbitrators shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrators explaining the arbitrators’ rationale for their decision. Unless otherwise agreed by the Parties in writing, the Party losing the arbitration shall pay all fees and costs of the arbitrators and the ICC, but each Party shall bear its own attorney and expert fees. The Parties agree that, notwithstanding any provision of applicable Law, they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. Pending the selection of the arbitrators or pending the arbitrators’ determination of the merits of any dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party. The intent of the Parties is that except for seeking appropriate interim or provisional relief or the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts. The Parties acknowledge that the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) applies to this Agreement and to any arbitral award or order resulting from any arbitration concluded hereunder.  The award may be made a judgment of a court of competent jurisdiction.

Section 11.6    Entire Agreement. This Agreement and the attached Schedules, which are incorporated herein constitute the entire agreement between the Parties with respect to the subject matter hereof and all prior agreements with respect hereto are superseded. No amendment or modifications hereof will be binding upon the Parties unless set forth in a writing specified to be an explicit amendment to this Agreement duly executed by authorized representatives of each of the Parties. The Parties recognize that, during the Term of this Agreement, a purchase order, acknowledgement form or similar routine document (collectively “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement, as it may be amended, will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are in conflict with the provisions of this Agreement with respect to the Product sold during the Term of this Agreement.

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Section 11.7     Headings. The headings used in this Agreement are intended for convenience only and will not be considered part of the written understanding among the Parties and will not affect the construction of this Agreement.

Section 11.8    Independent Contractors. The relationship between Quoin, on the one hand, and the Licensee, on the other hand, is solely that of Licensee and seller. It is expressly agreed that Quoin, on the one hand, and the Licensee, on the other hand, will be independent contractors and that neither the relationship among the Parties nor this Agreement will be construed as creating a partnership, joint venture or agency. Neither Quoin, on the one hand, nor the Licensee, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action or to incur any liability or obligation which will be binding on the other, without the prior consent of the other Party to do so. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

Section 11.9     Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other or subsequent breach or failure by said other Party whether of a similar nature or otherwise.

Section 11.10   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Section 11.11  No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any person or entity any legal or equitable rights, benefits or remedies, other than to the extent set forth in Sections 10.1 and 10.2.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

QUOIN PHARMACEUTICALS, LTD.

By: /s/ Dr. Michael Myers

Name: Dr. Michael Myers

Title: CEO

NEOPHARM (ISRAEL) 1996 LTD.

By: /s/ Tal Fuhrer

Name: Tal Fuhrer

Title: Chief Business Officer

Schedule 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings ascribed to them below:

“Active Pharmaceutical Ingredient” or “API” means the active pharmaceutical ingredient for Product.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“cGMPs” means current good manufacturing practice requirements of the FDA as promulgated under the Federal Food Drug and Cosmetics Act at 21 C.F.R. (parts 11, 210 and 211), and the European Medicines Agency as set forth in Regulation No. 1252/2014 and Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC.

“COA” has the meaning set forth in Section 3.3(b).

“COC” has the meaning set forth in Section 3.3(b).

“Discretionary Manufacturing Change” means change to the Specifications or manufacturing processes that is not a Required Manufacturing Change.

“Extended Term” has the meaning set forth in Section 7.1.

“FDA” means the United States Food and Drug Administration and any successor agency thereto

“Firm Order” has the meaning set forth in Section 3.2.

“Firm Order Period” has the meaning set forth in Section 3.1.

“Force Majeure” has the meaning set forth in Section 8.1.

“Forecast” has the meaning set forth in Section 3.1.

“Forms” has the meaning set forth in Section 12.6.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, or (ii) a federal, state, province, county, city or other political, administrative or regulatory subdivision thereof; in each case, in the jurisdiction where the Product is manufactured and/or in the Territory.

“Initial Term” has the meaning set forth in Section 7.1.

“Law” means each federal, state, provincial, municipal, local, or foreign law, statute, ordinance, order, determination, judgment, common law, code, rule, official standard, or regulation, enacted, enforced, entered, promulgated, or issued by any Governmental Authority.

“Manufacturing” or “Manufactured” means the manufacture and packaging of Product, including, without limitation, mix, fill and finish.

“Manufacturing Costs” means, with respect to a Product, (x) where Quoin is the actual manufacturer of such Product, the actual direct cost of manufacturing the Product (expressed on a per unit manufactured basis), which consists of (i) actual direct cost of any raw materials, intermediates, packaging materials and labor utilized in such Manufacturing, (ii) an appropriate share of factory overhead costs allocated to Manufacture of the Product, but excluding any costs related to under-utilized capacity, all consistently applied and calculated in accordance with GAAP, and (iii) any transportation, freight expenses actually incurred by Quoin to ship the material along with any costs paid to third parties with respect to any portion of manufacturing or testing the Product, or (y) where Product is manufactured by any subcontractor for any of the foregoing, the aggregate amount paid to such subcontractor and any other third parties with respect to any portion of manufacturing or testing the Product.

“Party” or “Parties” means Quoin and/or the Licensee, as applicable.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, and including and successor, by merger or otherwise, of any of the foregoing.

“Product” means pharmaceutical product QRX003 in finished dosage form for human use.

“Purchase Order Date” has the meaning set forth in Section 3.2(a).

“Licensee” has the meaning set forth in the preamble.

“Licensee Taxes” has the meaning set forth in Section 6.4.

“Licensee Trademark” has the meaning set forth in Section 11.1.

“Marketing Authorization” means the authorization to market the Product in the Territory, which is granted by the Israel Ministry of Health, or any successor thereof which is the competent Governmental Authority in the Territory to grant such authorizations in the Territory.

“Quality Agreement” has the meaning set forth in Section 5.6.

“Regulatory Approval” shall mean the licenses, registrations, clearances, consents, authorizations, and approvals required to have manufactured, store, import, transport, market, promote, sell, place on the market, and distribute the Product (including, without limitation, pricing approvals and labeling approvals) in the Territory, and all amendments thereto or supplements thereof.

“Required Manufacturing Change” means a change to the Specifications or manufacturing process that is required by a Governmental Authority or applicable Law.

“Specifications” means the requirements and standards for the manufacture, packaging, storage and shipment of the Product set forth in the Quality Agreement and in the Marketing Authorization for the Product in the Territory, as amended or supplemented in accordance with this Agreement.

“Term” has the meaning set forth in Section 7.1.

“Territory” means Israel and the West Bank and Gaza territories (governed by the Palestinian Authority as of the Effective Date, and any successor thereof).

“Third Party” means any Person, other than Licensee and its Affiliates, and other than Quoin and its Affiliates.

“Transfer Price” means the amount to be paid by the Licensee to Quoin pursuant to Section 6.1 and as may be adjusted from time to time pursuant to Section 6.2.

Schedule 6.1

Transfer Price and Batch Quantities

TRANSFER PRICES AND BATCH QUANTITIES FOR DOSAGES AS OF EFFECTIVE DATE: